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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT


MIDWEST BANC HOLDINGS, INC.

        Midwest Bank and Trust Company

        Midwest Bank of Hinsdale

        Midwest Bank of McHenry County

        Midwest Bank of Western Illinois

                Porter Insurance Agency, Inc.

        First Midwest Data Corp.

        MBHI Capital Trust I

        Midwest Financial and Investment Services, Inc.